As filed with the SEC on February 5, 1999              SEC Registration No.
333-70663

                SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         AMENDMENT NO. 1 TO FORM SB-2

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SMD GROUP, INC.
              (Exact name of registrant as specified in charter)

                           Delaware 5735 Applied for
          (State or other (Primary Standard Industrial (IRS Employer jurisdiction of Classification Code Number) Identification incorporation or Number)
                                 organization)


                                SMD Group, Inc.
                                Bedford Towers
                         444 Bedford Street, Suite 8s
                          Stamford, Connecticut 06901
                             Phone: (203) 602-9994
                              Fax: (203) 602-9995
                           Email: jarberman@ibm.net
       (Address and telephone number of registrant's principal executive offices and principal place of business)

                           Joel Arberman, President
                                SMD Group, Inc.
                                Bedford Towers
                         444 Bedford Street, Suite 8s
                          Stamford, Connecticut 06901
                             Phone: (203) 602-9994
                              Fax: (203) 602-9995
                                 ICQ: 21108282
                                  AOL: jarb25
                           Email: jarberman@ibm.net
          (Name, address, and telephone number of agent for service)


        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

        (Continued on Next Page)

                  CALCULATION OF REGISTRATION FEE

Title of Each       Amount     Proposed  Proposed  Amount of
Class of Securities to be      Maximum   Maximum   Registration
Being Registered    Registered Offering  Aggregate Fee
                               Price     Offering
                               Per Share Price


Common Stock, par
value $.01 per
share               4,000,000  $.2.50   $ 10,000,000     $2,780




TOTAL                                                    $ 2,780

MINIMUM FEE                                                 $100

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                 SMD GROUP, INC.
             Cross Reference Sheet between Items of Form SB-2 and Prospectus Pursuant to Rule 501(b) of Regulation S-B

Item in Form SB-2                       Location in Prospectus

1.Front of Registration Statement and
     Outside Front Cover Page of the
     Prospectus                              Cover Pages
2.Inside Front and Outside Back Cover Pages
     of Prospectus                           Cover Pages
3.Summary Information and Risk Factors       Prospectus Summary,
                                             Risk Factors
4.Use of Proceeds                            Use of Proceeds
5.Determination of Offering Price            Risk Factors,
                                             Offering
6.Dilution                                   Not Applicable
7.Selling Security Holders                   Not Applicable
8.Plan of Distribution                       Offering
9.Legal Proceedings                          Legal Proceedings
10.Directors, Executives Officers,
     Promoters and Control Persons           Management
11.Security Ownership of Certain Beneficial
     Owners and Management                   Principal
                                             Shareholders
12.Description of Securities to be
     Registered                              Description of
                                             Securities
13.Interest of Named Experts and Counsel     Experts
14.Disclosure of Commission position
     on Indemnification for
     Securities Act Liabilities              Indemnification
15.Organization Within Last 5 years          Proposed Business,
                                             Certain Transactions
16.Description of Business                   Proposed Business
17.Management's Discussion and Analysis
   or Plan of Operation                      Management's Discussion and
                          Analysis or Plan of Operation
18.Description of Property                   Proposed Business
19.Certain Relationships and Related
     Transactions                            Risk Factors,
                                             Certain Transactions
20.Market for Common Equity and
     Related Stockholder Matters             Risk Factors,
                                             Description of
                                             Securities
21.Executive Compensation                    Management
22.Financial Statements                      Financial Statements

(The next two pages in the Prospectus are, respectively, Cover Page - - Outside Back and Cover Page - Outside Front.)

                             Subject to Completion

                               January 11, 1999



                                  -----------

Subject to Completion, dated January 11, 1999. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               4,000,000 SHARES

                                SMD GROUP, INC.

     This is an offering of up to 4,000,000 shares of Common Stock, par value $.001 per share ("the Shares"), of SMD GROUP, INC. (the "Company"). See "Description of Securities."

    Of the 4,000,000 Common Shares offered hereby, 3,521,000 Common Shares are being sold by the Company and 479,000 Common Shares are being sold by certain security holders (the "Selling Security holders"). The Shares being sold by the Selling Security holders were previously acquired by the Selling Security holders in private placements. All of the Shares are being sold by the Company on a no minimum/best efforts basis. See "Selling Securityholders" and "Underwriting." The Company will not receive any of the proceeds from the sale of the Selling Securityholders' shares. See "Selling Securityholders." See "Selling Securityholders."

    The price for the Shares offered by the company is *. There is no minimum offering. Prior to this offering there has been no public market for the Shares. The initial public offering price of the Shares has been arbitrarily determined by the Company and does not bear any relationship to such established valuation criteria as assets, book value or prospective earnings. There can be no assurance that a regular trading market will develop for the Shares after this offering or that, if developed, any such market will be sustained. The Company anticipates that trading of the Shares will be conducted through what is customarily known as the "pink sheets" and/or on the National Association of Securities Dealers, Inc.'s Electronic Bulletin Board (the "Bulletin Board"). Any market for the Shares which may result will likely be less well developed than if the Shares were traded on NASDAQ or on an exchange.

      .

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" at pages *.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  Offering                               Proceeds to
                    Price to Public (1)     Discount (2)   Company (3)
Per Share           $     .0               $  .0                $   .0
Maximum
4,000,000           $     .0               $  .0                $   .0
(Notes on following page.)


                The date of this Prospectus is January 11, 1999
NOTES:
(1) The 4,000,000 Shares are being offered by the Company on a "best efforts" no minimum, 4,000,000 Share maximum basis. The Company intends to offer the Shares through its officers and directors without the use of a professional underwriter. No commissions will be paid for sales effected by officers and director.
(2) The Company estimates all offering costs, including filing, printing, legal, accounting, transfer agent and escrow agent fees (collectively, the "Offering Costs") at $100,000.

Until ______________,199__ (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution are required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements address, among other things, growth in Internet usage and online commerce; future music retailing opportunities on the Internet; the Company's business strategy, including its sales and marketing plans; expectation of future losses; competitive factors; reliance on online and traditional advertising and strategic alliances; use of proceeds; reliance on certain vendors; projected capital expenditures; liquidity; possible business relationships; possible effects of changes in government regulation; dependence on key personnel; exposure to Year 2000; increased net sales in future periods; increased sales to international customers; and pricing policy. These statements may be found under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of

Operations," and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including those factors discussed below under "Risk Factors" and set forth in this Prospectus generally.

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements of the Company and the notes thereto included elsewhere in this Prospectus. Unless the context otherwise requires, each reference to the "Company" or "SMD" refers to SMD Group, Inc. and its subsidiaries and each reference to "CDs" refers collectively to compact discs, cassettes and vinyl records. All share numbers used herein reflect all stock splits that have been effected prior to the date hereof.

THE COMPANY

SMD Group is an Internet-based music media company that will provide branded, interactive information and programming as well as merchandise to music enthusiasts worldwide. Cdbeat.com, the Company's flagship site on the World Wide Web (the "Web"), will deliver real-time, in-depth and compelling music content and programming that capitalizes on the Web's unique graphical and interactive capabilities.

The Company's online store will offer a broad selection of music CDs, concert tickets and other music-related products. The store will offer a high level of customer service, competitive pricing and will be easy to use and navigate. The CDbeat store will be open 24 hours a day, seven days a week and will offer customers convenient and timely product fulfillment.

The Company believes that a significant opportunity exists for the retailing of music on the Internet. According to the International Federation of the Phonographic Industry, worldwide sales of pre-recorded music in 1997 were approximately $38.1 billion, of which one-third was in North America. Online music retailers currently account for a small but growing portion of total sales. According to Jupiter Communications, Inc. ("Jupiter"), worldwide sales of pre-recorded music over the Internet are projected to grow from approximately $47 million in 1997 to $1.6 billion in 2002.

The Company believes that the emergence of rich multimedia capabilities, such as streaming audio and video, has significantly enhanced the effectiveness of the Web as a global mass communications medium. These enhanced multimedia capabilities, combined with the unique interactive properties of the Internet, are attracting a large and expanding audience, a growing number of advertisers and an increasing breadth and depth of content and online commercial applications. As the Web continues to evolve as a mass communications medium, the Company believes that certain types of content currently delivered through traditional media, such as radio and television, increasingly will be delivered over the Internet. The Company believes that streaming media technology is essential to this evolution because it provides a more compelling user experience, allowing the Internet to compete more effectively with traditional media for audience share.

The Company's objective is to become the leading Internet-based music media company and to create a global brand. To achieve this objective, the Company's strategy will include the following key elements: (i) focus on music content,
(ii) capture and develop emerging revenue and profit opportunities (iii) build and expand registered user base efficiently and economically (iv) utilize leading-edge online and traditional advertising and promotion programs, (v) develop strategic alliances, (vi) maximize customer retention, (vii) develop a global brand name, and (viii) pursue acquisitions.

The Company expects to generate revenue from multiple sources such as (i) advertising, (ii) compact disc sales, (iii) concert ticket sales, (iv) artist merchandise sales, (v) general music-related product sales, and (vi) syndication of Company programming in other media.

The Company was incorporated in Delaware in May 1998. Its principal offices are located at 444 Bedford Street, Suite 8s, Stamford, Connecticut, 06901 and its telephone number is (203) 602-9994.

THE OFFERING

Common Stock offered by the Company...                             3,521,000 shares
Common Stock offered by the Selling Securityholders ...              479,000 shares
Common Stock to be outstanding after the Offering..                7,917,847 shares (1) (2)
Use of proceeds.......................                  For sales and marketing expenses;
                                                        improvements    to   the
                                                        Company's  Web  site and
                                                        other            capital
                                                        expenditures;    working
                                                        capital;    and    other
                                                        general        corporate
                                                        purposes.
Risk Factors......................                      The securities offered hereby are
                                                        speculative and involve a high degree
                                                        of risk and immediate substantial
                                                        dilution.  See "Risk Factors" and
                                   "Dilution"

Proposed Nasdaq symbol................                                CDBT


(1)As of December 31, 1998 and excludes 479,347 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 1998 under the Company's 1998 Equity Compensation Plan (the "Equity Compensation Plan") at a weighted average exercise price of $2.50 per share.
(2)Includes the conversion of all Class A and C Preferred Shares outstanding as of December 31, 1998 (the "Preferred Securities").

                     SUMMARY FINANCIAL AND OPERATING DATA

                          To Be Added

                                 RISK FACTORS

The following risk factors, as well as the other information contained in this Prospectus, should be considered carefully before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that address, among other things, the Company's business strategy, use of proceeds, projected capital expenditures, liquidity, possible business relationships, and possible effects of changes in government regulation. These statements maybe found under "Prospectus Summary," "Risk Factors," "Use of Proceeds,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" as well as in the Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including those factors discussed below and set forth in this Prospectus generally.

Limited Operating History; History of Losses and Expectation of Future Losses. The Company was founded in May 1998 and operations in October 1998. Accordingly, the Company has only a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. Such risks include, but are not limited to, possible inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the risk of inability to manage growth. To address these risks, the Company must, among other things, expand its customer base, successfully implement its business and marketing strategies, continue to develop and upgrade its Web site and transaction-processing systems, provide superior customer service, respond to competitive developments, and attract and retain qualified personnel. If the Company is not successful in addressing such risks, it will be materially adversely affected.

Since inception, the Company has incurred significant losses, and as of December 31, 1998 had accumulated losses of $___ million. The Company intends to invest heavily in marketing and promotion, Web site development and technology, and development of its administrative organization. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred will increase significantly from current levels. Because the Company has relatively low product gross margins, achieving profitability given planned investment levels depends upon the Company's ability to generate and sustain substantially increased revenue levels. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Continued Growth of Online Commerce. The Company's long-term viability is substantially dependent upon the widespread consumer acceptance and use of the Internet as a medium of commerce. Use of the Internet as a means of effecting retail transactions is at an early stage of development, and demand and market acceptance for recently introduced services and products over the Internet is very uncertain. The Company cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not become a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure, delayed development of enabling technologies and inadequate performance improvements. In addition, the Internet's viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and SMD in particular. Moreover, adverse publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet. If the use of the Internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet does not effectively support growth that may occur, the Company would be materially adversely affected.

Competition. The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. According to Jupiter, there were approximately 100 online music retailers, as of June 1997. In addition, the broader retail music industry is intensely competitive. The Company will compete with a variety of companies, including (i) online vendors of music, music videos and other related products, (ii) online vendors of movies, books and other related products, (iii) online service providers which offer music products directly or cooperation with other retailers, (iv) traditional retailers of music products, including specialty music retailers, (v) other retailers that offer music products, including mass merchandisers, superstores and consumer electronic stores; and (vi) non-store retailers such as music clubs. Many of these traditional retailers also support dedicated Websites that compete directly with the Company.

The Company believes that the principal competitive factors in its online market are brand recognition, selection, variety of value-added services, ease of use, site content, quality of service, technical expertise and price. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. The Company is aware that certain of its competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise.

There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of the Company. For example, client-agent applications that select specific titles from a variety of Web sites based on factors such as price may channel customers to online retailers that compete with the Company. In addition, many companies that allow access to transactions through network access or Web browsers promote the Company's competitors and could charge the Company a substantial fee for inclusion.

Risk of Inability to Manage Potential Growth. The Company has rapidly expanded its operations. This expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operations, systems, and financial resources. From May 8th 1998 to December 31, 1998, the Company has grown from one to approximately 21 employees/contractors, and several members of the Company's senior management have only recently joined the Company. SMD's recently hired employees also include a number of key managerial, technical and operations personnel, and the Company expects to add additional key personnel in the near future. To manage its recent growth and any further growth of its operations and personnel, the Company must improve existing operations and systems and expand and integrate its employee base. If the Company is unable to manage its growth effectively, it will be materially adversely affected. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Employees."

Need for Additional Funds. The Company anticipates that the net proceeds from this Offering, together with other available resources, will be sufficient to fund the Company's operations for at least the next 12 months. However, the Company's capital requirements depend on several factors, including the rate of market acceptance, the ability to expand the Company's customer base, the level of expenditures for sales and marketing, the cost of Web site upgrades and other factors. If capital requirements vary materially from those currently planned, the Company may require additional financing sooner than anticipated. Regardless of when needed, there can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. If equity securities are issued in connection with a financing, dilution to the Company's shareholders may result, and if additional funds are raised through the incurrence of debt, the Company may become subject to restrictions on its operations and finances. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

Reliance on Certain Vendors. The Company's intends that it will have a single provider of order fulfillment for recorded music titles ("Supplier")The Company has no fulfillment operation or facility of its own and, accordingly, is will be dependent upon maintaining a relationship with Supplier or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its relationship with Supplier beyond the initial term of any possible agreement with Supplier, or that it will be able to find an alternative, comparable vendor capable of providing fulfillment services on terms satisfactory to the Company should its relationship with Supplier terminate. An unanticipated termination of the Company's relationship with Supplier, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative vendor. To the extent that Supplier does not have sufficient capacity and is unable to satisfy on a timely basis increasing requirements of the Company, the Company would be materially adversely affected.

The Company will generally rely on a single vendor for order fulfillment with respect to each product line carried by the Company. Therefore, the loss of any one vendor could materially and adversely affect the Company's sales of that product line. While the Company seeks to negotiate multi-year contracts with its vendors to ensure the availability of merchandise, there can be no assurance that the Company's currentfuture vendors willcontinue sell merchandise to the Company on favorable terms or that the Company will be able to establish new vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, it would be materially adversely affected. See "Business--Fulfillment."

Risk of System Failure; Absence of Redundant Facilities; Capacity Constraints. The Company's business is dependent on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of the Company's computer and communications hardware is located at a single leased facility in Toronto, Canada. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Any system interruptions that result in the unavailability of the Company's Web site or reduced transaction processing performance would reduce the volume of products sold and the attractiveness of the Company's product and service offerings and could, therefore, materially adversely affect the Company. The Company has, from time to time, experienced periodic systems interruptions, and anticipates that such interruptions will occur in the future. The Company does not presently have redundant systems or a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur.

Any substantial increase in the volume of traffic on the Company's Web site or the number of orders placed by customers will require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its Web site or expand and upgrade its systems and infrastructure to accommodate such increases. The failure to appropriately upgrade its systems and infrastructure would have a material adverse effect on the Company.

Security Risks. A significant barrier to online commerce is concern regarding the security of transmission of confidential information. The Company will rely on encryption and authentication technology licensed from third parties that is designed to facilitate the secure transmission of confidential information, such as customer credit card numbers. Nevertheless, the Company's infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability. Therefore, the Company may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company. See "Business--Technology."

Risk of Reliance on Internally Developed Systems. The Company will use an internally developed system for its Web site, search engine and substantially all aspects of its transaction processing and order management. The Company's inability to modify this system as necessary to accommodate increased traffic on its Web site or increased volume through its transaction processing and order management systems may cause unanticipated system disruptions, slower response times, impaired quality and speed of order fulfillment, degradation in customer service, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on the Company.

Potential Fluctuation in Quarterly Operating Results. The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include (i) its ability to retain existing customers, attract new customers and maintain customer satisfaction, (ii) the introduction of new or enhanced Web pages, services, products and strategic alliances by the Company and its competitors,(iii) price competition or higher wholesale prices, (iv) the level of use of the Internet and consumer acceptance of the Internet for the purchase of recorded music, (v) seasonality of recorded music sales, (vi) its ability to upgrade and develop its systems and infrastructure and attract qualified personnel, (vii) technical difficulties, system downtime or Internet brownouts,
(viii) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure,
(ix) the timing of Company promotions and sales programs, (xii) the level of merchandise returns experienced by the Company, (xi)government regulation and
(xii) general economic conditions and economic conditions specific to the Internet and the music industry. The Company expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three quarters. However, to date, the Company's limited operating history and rapid growth make it difficult to ascertain the effects of seasonality on its business. Therefore, the Company believes that period-to- period comparisons of the Company's historical results are not necessarily meaningful and should not be relied upon as an indication of future results. The Company's results of operations in future periods may not meet the expectations of securities analysts and investors, in which case the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results and Seasonality".

Rapid Technological Change. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its site and develop new features to meet customer needs. The Internet is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices that could render the Company's existing Web site, technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the needs of its customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If the Company is unable to use new technologies effectively or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, it would be materially adversely affected. See "Business--Technology."

No Designated Use for Substantial Portion of Net Proceeds. The Company has not designated any specific use for a significant portion of the net proceeds from the sale by the Company of the Common Stock offered hereby. The net proceeds of this offering will be used by the Company to repay certain short-term indebtedness, to fund its obligations under its strategic alliances, to finance its sales and marketing campaign, to make improvements to and expand the capacity of its Web site, to make certain other capital expenditures and for working capital and other general corporate purposes. However, the Company cannot, with precision, estimate the portion of the net proceeds to be devoted to certain of these uses. From time to time, the Company may evaluate potential acquisitions involving complementary businesses, content, products or technologies. However, the Company has no present agreements with respect to any material acquisition or investment. Accordingly, management will have significant flexibility in applying the net proceeds of this Offering. See "Use of Proceeds."

Trademarks and Proprietary Rights; Unlicensed Arrangements. The Company regards its trade secrets and similar intellectual property as valuable to its business, and will rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, partners and others to protect its proprietary rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation or infringement of its proprietary property.

The Company expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company will attempt to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company.

There can be no assurance that the owners (or their licensees) of intellectual property rights in such information will not assert infringement claims against the provider and the Company. Moreover, the Company expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of the Company, and could have a material adverse effect on the Company, particularly if judgments on such claims are adverse to the Company. If a claim is asserted alleging that the Company has infringed the proprietary rights of a third party, the Company may be required to seek licenses to continue to use such intellectual property. The failure to obtain the necessary licenses or other rights at a reasonable cost could have a material adverse effect on the Company.

Government Regulation and Legal Uncertainties. The Company is subject, both directly and indirectly, to various laws and regulations relating to its business, although there are few laws or regulations directly applicable to access to the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for the Company's products and services and increase the Company's cost of doing business, or otherwise have an adverse effect on the Company.

The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and could expose the Company to substantial liability. The laws of certain foreign countries provide the owner of copyrighted products with the exclusive right to expose, through sound and video samples, copyrighted items for sale to the public and the right to distribute such products. Any new legislation or regulation, or the application of existing laws and regulations to the Internet could have a material adverse effect on the Company.

The Company believes that its use of material on its Web sites is protected under current provisions of copyright law. However, legal rights to certain aspects of Internet content and commerce are not clearly settled. There can be no assurance that the Company will be able to continue to maintain rights to information, including downloadable music samples and artist, record and other information. The failure to be able to offer such information could have a material adverse effect on the Company.

In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If either of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

Possible Liability for Information Retrieved from the Internet. Due to the fact that material may be downloaded from Web sites and may be subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against online services in the past. In addition, the Company could be exposed to liability with respect to the material that may be accessible through the Company's Website. For example, claims could be made against the Company if material deemed inappropriate for viewing by young children could be accessed though the Company Web sites. Although the Company will carry general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company.

Potential Liability for Sales and Other Taxes. New state tax regulations may subject the Company to the assessment of certain sales and income taxes. Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet and catalogue retailing and are currently considering an agreement with certain of these companies regarding the assessment and collection of sales taxes. The Company is not a party to any such discussions. As the Company's service is available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state and foreign country. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties for the failure to qualify.

Dependence on Key Personnel; Need for Additional Personnel. The Company's success is substantially dependent on the ability and experience of its senior management and other key personnel, particularly Joel Arberman, its President, Chief Executive Officer and Chairman of the Board. Moreover, to accommodate its current size and manage its anticipated growth, the Company must maintain and expand its employee base. Competition for personnel, particularly persons having software development and other technical expertise, is intense, and there can be no assurance that the Company will retain existing personnel or hire additional, qualified personnel. The inability of the Company to retain and attract the necessary personnel or the loss of services of any of its key personnel could have a material adverse effect on the Company. See "Business--Employees" and "Management."

Control of the Company. Immediately upon completion of this offering, approximately ______% of the outstanding Common Stock will be beneficially owned by Joel Arberman, the Company's President, Chief Executive Officer and Chairman of the Board. As a result, such person, will have the ability to control all matters submitted to shareholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock. See "Principal Shareholders" and "Certain Transactions."

No Prior Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after this offering. The initial public offering price has been determined arbitrarily by the Company and may not be indicative of the market price for the Common Stock after this offering. From time to time after this offering, there may be significant volatility in the market price of the Common Stock. Quarterly operating results of the Company, deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the Internet services industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations that occur following completion of this offering may adversely affect the market price of the Common Stock.

Potential Adverse Market Impact of Shares Eligible for Future Sale. The shares of Common Stock offered hereby (other than shares purchased by "affiliates" of the Company) will be freely tradeable immediately following this offering. All of the remaining outstanding shares (the "Restricted Shares"), have or will become available for sale in the public market during 1999 subject, in certain instances, to the applicable resale limitations of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Company intends to file a Registration Statement on Form S-8 covering up to
*____shares issuable upon exercise of stock options under the Equity Compensation Plan. Such shares, upon issuance, will be immediately available for resale (in the case of holders that are affiliates of the Company, subject to certain limitations under Rule 144). The Company's officers, directors and certain shareholders, who hold, in the aggregate, approximately 3,900,000 shares of Common Stock, have agreed not to sell any shares of Common Stock (excluding shares of Common Stock offered by this Prospectus or shares purchased in the open market) for a period of 180 days following the consummation of this offering. Thereafter, these shares may become either freely resalable or eligible for sale pursuant to the applicable resale limitations of Rule 144. In addition, holders of approximately shares of Restricted Stock have demand and piggyback registration rights with respect to those shares. Sales of substantial amounts of Common Stock in the public market or the availability of substantial amounts of such stock for sale subsequent to this Offering could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

Anti-Takeover Provisions; Possible Issuances of Preferred Stock and Classified Board. Certain provisions of Delaware law could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, shares of the Company's Preferred Stock, no par value (the "Preferred Stock"), may be issued by the Board of Directors without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. See "Management" and "Description of Capital Stock--Preferred Stock."

Immediate and Substantial Dilution. The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $*_____ per share (based on an assumed offering price of $*_____ per share and after giving effect to underwriting discounts and commissions and estimated offering expenses). See "Dilution." In the event the Company offers additional Common Stock in the future, including shares that may be issued upon exercise of stock options, purchasers of Common Stock in this offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company.

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of *_______ shares of Common Stock offered by the Company hereby are estimated to be $*_____ million assuming an offering price of $*_____ per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from shares of Common Stock sold by the Selling Shareholders.

The net proceeds from the Offering, together with the Company's existing cash and cash equivalents, will be used by the Company as follows: an aggregate minimum of approximately $*___ million on advertising and promotion; approximately $*___ million to make enhancements to, and expand the capacity of, the Company's Website and other capital expenditures; and the balance for working capital and other general corporate purposes, which may include additional payments due under the Company's existing strategic alliances, payments due under any new strategic alliances and future advertising and promotion activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The amount actually expended for each purpose will be determined at the discretion of the Company. The Company's future capital requirements and the allocation of the net proceeds of the Offering, will depend on many factors, including the entrance into new strategic alliances, increases in advertising and promotions, growth of the Company's customer base and other factors. Accordingly, the actual amount of proceeds devoted to each purpose may vary substantially from the amount set forth above. From time to time the Company may evaluate potential acquisitions involving complementary businesses, content, products or technologies. The Company has no agreement or understanding with respect to any material acquisition.

Pending utilization of the net proceeds of the Offering, the Company intends to invest the funds in short-term, interest-bearing, investment-grade obligations. The Company believes that the net proceeds from the Offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, operating results, capital requirements, applicable contractual restrictions and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

 The following table sets forth, as of December 31, 1998, (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the conversion of the outstanding Series A Preferred

Stock and Series C Preferred Stock into an aggregate of shares of Common Stock upon the consummation of this offering and (iii) the pro forma capitalization, as adjusted to reflect the issuance and sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $*___ per share and the application of the estimated net proceeds there from. See "Use of Proceeds." This table should be read in conjunction with the Financial Statements and the notes thereto and the other financial information included elsewhere in this Prospectus.

                                   DILUTION

At December 31, 1998, the pro forma net tangible book value of the Company was approximately $*___ million or $*__ per share of Common Stock, the conversion of the outstanding Series A Preferred Stock and Series C Preferred Stock into an aggregate of shares of Common Stock upon the consummation of this Offering and the exercise of a warrant exercisable for shares of Common Stock which is expected to occur upon the consummation of this offering. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the total number of shares of Common Stock outstanding on a pro forma basis for the period immediately prior to this offering. After giving effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public offering price of $*___ per share and after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company at December 31, 1998 would have been $*___ or approximately $*___ per share. This represents an immediate increase in the pro forma net tangible book value of $*___ per share to existing shareholders and immediate dilution of $ per share to new investors purchasing shares of Common Stock in this offering. The following table illustrates this per share dilution:


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Prospectus contains certain statements of a forward-looking nature relative to future events or the financial performance of the Company. Actual events or results may differ materially from those indicated by such forward-looking statements for a variety of reasons, including the matters set forth under the caption "Risk Factors."

SMD Group is an Internet-based music media company. The Company strives to combine the advantages of online advertising and commerce with superior customer focus in order to be the authoritative source for music information and related products. The Company will offer a broad selection, informative content, easy-to-easy-to-use and search web site, a high level of customer service, competitive pricing and personalized content. Due to the Company's dedicated advertising focus, revenues will almost entirely be derived from the sale of advertisements.

The Company believes that the key factors affecting its long-term financial success include its ability to obtain new customers at reasonable costs, retain customers and encourage repeat web site visits and purchases. The Company seeks to build its customer base through multiple marketing channels which include (i) pursuing an aggressive marketing campaign using a combination of online and traditional marketing, (ii) establishing strategic alliances with major Internet content and service providers, (iii) entering into linking arrangements with other Web sites, and (iv) using direct marketing techniques to target new and existing swithcustomers with personalized communications.

Since its inception, the Company has incurred significant net losses and, as of December 31, 1998, had accumulated losses of $*____ million. As it seeks to expand aggressively, the Company believes that its operating expenses will significantly increase as a result of the financial commitments related to the development of marketing channels, future strategic relationships, and improvements to its Web site and other capital expenditures. The Company expects that it will continue to incur losses and generate negative cash flow from operations for the foreseeable future as it continues to develop its business. Since the Company has relatively low product gross margins, the ability of the Company to generate and enhance profitability depends upon its ability to substantially increase its net sales. To the extent that significantly higher net sales do not result from the Company's marketing efforts, the Company will be materially adversely affected. There can be no assurance that the Company will be able to generate sufficient revenues from the sale of advertisements, CDs and other music-related products to achieve or maintain profitability on a quarterly or annual basis.

                                   BUSINESS

 INTRODUCTION

SMD Group is an Internet-based music media company that will provide branded, interactive information and programming as well as merchandise to music enthusiasts worldwide. CDbeat.com, the Company's flagship site on the World Wide Web (the "Web"), will deliver real-time, in-depth and compelling music content and programming that capitalizes on the Web's unique graphical and interactive capabilities.

INDUSTRY OVERVIEW

The Internet is an increasingly significant global medium for communications, information and commerce. International Data Corporation ("IDC") estimates that the number of Web users grew to approximately 28 million by the end of 1996 and will grow to approximately 175 million by 2001. The Company believes that the growth in Internet usage has resulted from a number of factors, including the large and growing installed base of PCs in the workplace and home, advances in the performance and speed of PCs and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and consumers. Jupiter Communications ("Jupiter") estimates that the number of online households (households using e-mail, the Internet or a consumer online service) making purchases will grow from an estimated 15.2 million households in 1996 to 57.0 million households, representing over 50% of U.S. households, by the year 2002. IDC estimates that the total value of services and products purchased over the Web grew from $296 million in 1995 to approximately $2.6 billion in 1996, and will increase to approximately $123 billion by 2000.

The Company believes that a significant opportunity exists for the retailing of music on the Internet. According to the International Federation of the Phonographic Industry, worldwide sales of pre-recorded music and music videos in 1996 were approximately $39.8 billion, of which one-third was in North America. Online music retailers currently account for a small but growing portion of total sales. According to Jupiter, sales of pre-recorded music, music-related merchandise, advertising and concert tickets over the Internet are projected to grow on a worldwide basis from approximately $23 million in 1996 to over $2.8 billion in 2002.

A number of characteristics of online music retailing make the sale of prerecorded music via the Internet particularly attractive relative to traditional retail stores. The Internet offers many data management and multimedia features which enable consumers to listen to sound samples, search for music by genre, title or artist and access a wealth of information and events, including reviews, related articles, music history, news and recommendations. Internet retailers can more easily obtain extensive demographic and behavioral data about their customers, providing them with greater direct marketing opportunities and the ability to offer a more personalized shopping experience. In addition, Internet retailers can also offer consumers significantly broader product selection, the convenience of home shopping and 24-hour-a-day, seven-day-a-week operations, available to any location, foreign or domestic, that has access to the Internet.

While physical store-based music retailers must make significant investments in inventory, real estate and personnel for each store location, online retailers incur a fraction of these costs, generally use centralized distribution, and have virtually unlimited merchandising space. Traditional retailers are compelled to limit the amount of inventory they carry at each store and focus on a smaller selection of faster-selling hit releases. As a result, the Company believes that a typical music store may carry up to 12,000 items and a megastore may carry up to 50,000 items, compared to the 250,000 items carried by the CDbeat store. According to Jupiter, approximately 80% of unit sales at traditional retail stores come from approximately 20% of the available titles. Online retailers can offer consumers a broader range of titles and information and can also offer products from a wider range of music labels, including smaller independent labels which account for an increasing percentage of new titles. According to Soundscan, independent labels accounted for 21% of the total music market in 1996 versus 12% in 1992. While independent labels released 66% of new titles in 1996, traditional music stores often lack the capacity to stock or promote the vast majority of these titles.

The Company also believes that online retailers will benefit from the changing demographic profile of music consumers. According to the Recording Industry Association of America, domestic purchases of recorded music by persons age 30 and over have increased from approximately 34% of total U.S. sales in 1986 to approximately 47% of sales, or approximately $5.9 billion, in 1996. The Company believes that the Internet represents a particularly attractive medium for
retailing  to  customers  in  this  age  group  as  they  are   typically   less
"hits-driven" than younger age groups and are more likely to purchase a wide variety of titles. These customers generally can afford to buy more titles at one time, have access to computers and use the Internet, and have credit cards with which to make electronic payments.

                              MARKET OPPORTUNITY

The Company targets the music and advertising market opportunities:

Music Market Opportunity. Music is among the leading pastimes of Americans as demonstrated by the popularity of music media. People spend a lot of time and money on music events, products and services. According to the Recording Industry Association of America, an industry trade group, U.S. record companies generated $12.2 billion of domestic sales in 1997, while worldwide sales of record music exceeded $30 billion. Sales over the Internet accounted for only $40 million of that market.

Industry analysts are forecasting significant revenue growth over the Internet for the music industry. Jupiter Communications has projected total Internet music revenues, including pre-recorded music sales, music-related merchandise, advertising, and concert ticketing, will rise from an estimated $71 million in 1997 to some $2.8 billion by the year 2002. Meanwhile, Forrester Research Inc. has projected some $4 billion in music sales will be generated over the Internet by the year 2002.

Advertising Market Opportunity. The enormous growth in the use of the Internet combined with its unique interactive properties has led to a rapidly evolving online advertising opportunity. According to International Data Corporation, the market for web advertising revenues is expected to grow from $180 million in 1996 to $2.9 billion by the year 2000.

                                   STRATEGY

The Company's objective is to become the leading Internet-based music media company. To achieve this objective, the Company's strategy includes the following key elements:

Focus on Music Content. The Company is dedicated to providing online music content. By focusing on its core competency, the Company expects to be able to offer a high quality, customer-oriented online music magazine and build a clearly delineated brand, which the Company believes will make CDbeat.com the web site of choice for music content. The Company believes that this focus will enable it to better direct its sales and marketing campaigns, and form effective relationships with Internet content and service providers.

Obtain and Provide Exclusive Content Offerings. The Company seeks to provide the most comprehensive music artist and industry programming on the Internet. To this end, the Company's objective is to develop and acquire exclusive Internet rights to content. In addition, it will also license content when available.

Capture and Develop Emerging Revenue Opportunities. The Company intends to capture strategic revenue growth opportunities as user demand increases and technological developments become more widely adopted. Such opportunities are expected to include pay-per-listen/view applications, fee-based sharing of the Company's exclusive content on other Web sites and additional electronic commerce opportunities.

Provide Innovative and Easy-to-Use Retail Environment. The Company strives to make its customer experience informative, efficient and intuitive by constantly updating and improving its store format and features. The CDbeat.com store will incorporate "point and click" options; support by technical enhancements including easy-to-use search capabilities (by artist, album title, song title or record label), personalized music suggestions, order tracking and confirmation. The CDbeat.com store will promote music learning and discovery by enabling visitors to access information on titles, music reviews, ratings, articles on music topics and approximately sound samples. These features are designed to make shopping at the store entertaining and informative and encourage purchases and repeat visits. The Company is dedicated to providing its customers with a comprehensive selection of both popular and hard-to-find CDs and will offer over 100,000 items.

Deploy  Leading-Edge  Technologies.  The Company will stress the  deployment and
rapid   adoption  of  new   market-leading   technologies   that  will  maximize
efficiencies and offer the best possible products and services to the customer.

Expand Registered User Base Through Multiple Marketing Channels. The Company seeks to expand its customer base through multiple marketing channels. The Company believes that this strategy enables it to reduce reliance on any one source of customers, maximize brand awareness and lower average customer acquisition cost.

Online and Traditional Advertising. The Company will promote its brand through an aggressive marketing campaign using a combination of online and traditional marketing. The Company intends to advertise on the sites of major Internet content and service providers, such as Yahoo, Infoseek, Lycos and CNN
Interactive. As part of these arrangements, the Company may purchase the right to display its banners and hyperlinks, often in conjunction with specified search keywords such as "music magazine". The Company's traditional advertising effort will include radio advertising and print advertising in music-related publications.

Strategic Alliances with Major Content and Service Providers. The Company believes it can enhance its new customer acquisition efforts and expand brand recognition through strategic alliances with major Internet content and service providers. The Company expects to enter into alliances with content and service providers to be the premier online recorded music retailer on certain of their sites with the exclusive right to place music banner advertisements and integrated links to the CDbeat.com store on certain music-related or other specified pages. These pages will prominently feature the CDbeat.com branded link that allows users to click through to the CDbeat.com site.

Acquire Customers Efficiently. The Company seeks to target its marketing expenditures towards sources that most efficiently attract new customers. The Company will utilize a database of customers to better evaluate and predict the effectiveness of potential advertising opportunities and strategic relationships. To enhance the possibility that its banners and other links will be effective, the Company will work closely with Internet content and service providers with respect to the placement of banners and other links as well as the surrounding content. As a result, the Company believes that it can acquire new customers and retain existing customers on a more cost-effective basis.

Maximize Customer Retention. The Company seeks to maximize customer retention through its emphasis on customer service and personalized communications. The Company strives to accommodate its customers by providing 24-hour-a-day, seven-day-a-week operations and rapid order fulfillment. Products will typically be shipped within two business days after an order is placed and confirmation will be provided within minutes via e-mail. Customers can make separate inquiries through e-mail or telephone access during extended business hours. The Company strives to ensure prompt response to customer inquiries, which are generally answered within 24 hours of receipt. The Company will also maintain ongoing customer contact through a customized e-mail newsletter.

Pursue Strategic Relationships. The Company will enter into various licensing, royalty and consulting agreements with content providers, vendors, and organizations, including software and hardware vendors, entertainment companies, content publishers and broadcast media companies.

The Company pursues strategic relationships for a variety of purposes, such as maximizing rapid penetration, adoption of its technologies; aiding the development of compelling content to build consumer demand for music media over the Internet; and expanding the range of commercial activities based on its technology and brand name.

These agreements may provide for consideration in various forms, including issuance of warrants to purchase Common Stock and payment of royalties, bounties and certain other guaranteed amounts on a per member and/or a minimum dollar amount basis over terms ranging from one to ten years. Additionally, some of these agreements may provide for a specified percentage of advertising and merchandising revenue to be paid to the artist or organization from whose Web site the revenue is derived.

Pursue Acquisitions and Investments. The Company will regularly review opportunities to expand its operations and service offerings, by way of acquisitions and investments. The Company believes that this is an important means of building its customer base and achieving economies of scale.

Maximize Market Penetration and Brand Name Recognition. Since its inception, the Company has sought to achieve rapid and broad adoption of its technologies and strong brand recognition. This strategy has been pursued through various means, such as offering the Company's CDbeat Player to individual users free of charge over the Internet, bundling the Company's products with those of other major vendors and using multiple distribution channels, including both direct sales and indirect OEM and retail relationships.

Leverage Market Position to Expand Business Model. Management believes that the Company's technology, market position and brand name are significant assets that the Company can leverage to maintain and increase its market share and diversify its revenue base. The Company intends to leverage these assets as follows:

Grow Music Media Business. The Company intends to capitalize on the growth in demand for music media by continuing to develop, market and support industry-leading products and services. The Company also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases.

Expand Internet Commerce Business. The Company will open an online store for the sale of the Company's products, third-party products and content. The Company believes that it will be able to continue to facilitate the growth of music media merchandise and content.

Offer Leading Music Content Aggregation. The Company is developing a Web site that aggregates content from third-party music media programming. The Company plans to continue building Web site traffic with these activities to increase Web site advertising revenues, increase visibility of the Company's products, promote the use of streaming media content on the Internet and promote the Company's Internet commerce platform.

Develop  and  Market  Music  Media  Solutions  for a Variety  of  Platforms  and
Bandwidths. The Company's rapid growth is attributable in part to the wide acceptance of the music media solutions it has developed for PCs networked in low-bandwidth environments. However, significant efforts are underway to make the Internet available on a wider range of platforms, including non-PC Internet appliances, and over higher-speed connections, including cable modems. Accordingly, the Company seeks to design its solutions to add value in a range of bandwidth environments and to be flexible enough to port easily to new platforms. As a result, management believes that the Company is positioned to capitalize on possibly significant platform and bandwidth changes.

In addition, the Company's strategy includes: (i) be market driven and understand the customer and their requirements, (ii) focus on customer service,
(iii) think long-term and execute a consistent strategy, (iv) be prudent but aggressive, (v) take calculated risks, (vi) learn and improve from mistakes,
(vii) differentiate from competitors, (viii) be cost competitive, (ix) rely on existing sales, marketing and distribution infrastructures, (x) attract and retain a world class management team, and (xi) maintain high quality of products, service and technology.

The Company believes that implementing these strategies will position the Company to effectively, efficiently and economically achieve high growth and profit.

                           THE CDBEAT MUSIC MAGAZINE

The Company strives to make CDbeat.com the leading online music magazine for fans, musicians and the industry trade, offering news and information on a wide range of artists and types of music. CDbeat.com will be designed to be intuitive and easy to use and to enable the user to navigate the web site with minimal effort. Individuals enter the CDbeat magazine through the its Web site, CDbeat.com. New users may access a page specifically designed to provide a quick understanding of the site and its many features.

The "Cover Page" of the CDbeat.com music magazine will consist of the following sections:

         Headline News.        Artist Profiles.           Columnists.
         Special Reports.      Classified Ads.            Artist News.
         New Artists.          Interviews.                Top-10 Hits
         Musician Info.        Music Business News.       Tour Search.
         Reviews.              Chat Rooms.                online Shopping.

The CDbeat.com music magazine will consist of hundreds of "artist pages" which will contain the following sections:

     Artist Profile.  CD Reviews.            Interviews.       Live Chat Rooms.
     Biography.       Concerts and Tickets.  Photo Gallery.    Fan Club.

The Company believes that the CDbeat.com music magazine will have several unique characteristics:

Easy-to-Use. CDbeat.com will be designed to make it easy for fans to find information about their favorite artists as well as to meet other fans and discuss similar interests in live, online chat rooms.

Live news feeds. The Company will incorporate a proprietary method of scanning and posting incoming newswire feeds from a variety of sources and will instantly update stories and links to ensure that the latest news is always available. This would be more advanced than many other web sites, which are outdated, since they manually update web pages.

Interactive. The Company will incorporate state-of-the-art technologies for live video and sound to offer unique online events such as exclusive live interviews and chats with artists.

Personal Marketing. Advertisements for CD sales and other music related merchandise will be integrated into artist pages and presented to users when they are more likely to be receptive to the sales pitch. By tracking the buying patterns of customers, more targeted advertisements can be developed.

                        THE CDBEAT ONLINE RETAIL STORE

The Company strives to make the CDbeat.com store informative and authoritative, allowing customers to easily learn about, discover and purchase CDs and other music-related products. The store will be designed to be intuitive and easy to use and to enable the ordering process to be completed with a minimum of customer effort. Customers will enter the Company's store through its Web site, CDbeat.com, and in addition to ordering music products, can conduct targeted searches, browse among top sellers and other featured titles, read reviews, listen to music samples, register for personalized communications, participate in promotions and check order status. New users may access a page specifically designed to provide a quick understanding of the site and its many features.

Merchandising. The Company believes that its ability to offer a substantially larger selection than traditional retail stores is a significant competitive advantage. The Company will offer over 100,000 CDs, as well as t-shirts, music books and CD-ROMs. To encourage purchases, the Company will feature various promotions on a rotating basis throughout the store. The Company will adjust pricing strategies and tactics as necessary to maintain competitiveness and generally prices all recent releases and popular titles aggressively. The Company seeks to encourage the purchase of multiple titles by providing more favorable shipping terms for larger orders.

Searching. Through a search engine, customers will be able to quickly and easily navigate the store to find CDs or other products of interest. Customers can search for products based on artist, album title, song title, record label, musical genre or release date for new releases. A visitor can browse among CDbeat's database of reviews, cover art, sound samples and album notes. Customers will also be able to browse alphabetical lists based on artists, types of products, record labels and album cover art.

Content and Music Discovery. The Company believes that effective use of content encourages purchases by customers who may be browsing the site without a specific title in mind. The Company's Web site will contain sound samples, extensive information with regard to titles, reviews, ratings, articles on music topics and other information. To help customers browse and discover CDs, the Company will launch music spaces organized by genre: Rock/Pop, Jazz/Blues, Urban/Electronic, Country/Folk, World/New Age and Classical. The main page of each space features links to genre-specific lists, articles, reviews and contests. Within each space, customers can browse sale items, new releases, advance orders and charts, read exclusive CDbeat.com reviews, listen to sound samples and purchase CDs recommended by the Company.

Purchasing. Once a CD has been selected, customers will be able to click to add products (including, advance orders of yet-to-be released products) to their virtual shopping carts. Customers can add and remove products from their shopping carts as they browse, prior to making a final purchase. The shopping cart page will display each item that has been placed in the cart, including title, price and any applicable discount. To execute orders, customers would click on a button and are prompted to select shipping and payment methods online or by e-mail, facsimile or telephone. Customers can also add products that they may wish to purchase on future visits to a special section of the shopping cart where items may be stored over multiple visits.

Payment. In paying for orders, customers will be able to use credit cards, personal checks or money orders. For convenience, the Company will enable customers to store credit card information on the Company's secure server, thereby avoiding the need to re-enter this information when making future purchases. Customers are offered a variety of shipping options, including overnight delivery. The Company will automatically confirm each order by e-mail within minutes after the order is placed and subsequently confirms shipment of each order by e-mail. The Company will offer money back returns policy.

Distribution and Fulfillment. The Company's entire inventory will be owned and held by outside vendors and shipped directly from these vendors to customers. The breadth of the inventory maintained by these vendors will provide the Company with the ability to maintain high order fill rates. The Company will update its site daily with inventory information received from its vendors, which enables customers to check the availability of products before ordering. The Company will electronically transmit orders to its outside vendors at least once daily. Orders will be shipped by these vendors using a CDbeat.com label and invoice, in most cases within a day after an order is placed with the Company. A customer's credit card is charged once an order is shipped.

Multilingual Capabilities. The Company believes that international markets may represent a significant portion of the Company's sales since many products and services offered by CDbeat.com are not otherwise available in these markets. International music sales in 1996 were estimated to be approximately twice that of the U.S. The Company will introduce Spanish, French, German, Portuguese,
Japanese and Korean language versions of its Web site that contain translation of account registration and ordering instructions, and supports its international sales efforts with customer service representatives fluent in these languages.

                             THE CDBEAT CD PLAYER

To aggregate a large customer base, the Company is developing the CDbeat Player software. The user interface is visually designed to represent the familiar look and feel of a jukebox and allows the user to play music CD's on their personal computer. It will offer all of the basic functions such as play, stop, fast-forward, rewind and volume adjustment.

The CDbeat Player will also be able to receive information packets transmitted by the Company's Internet servers. This will enable the Company to present real-time content to each CDbeat Player. The software also enables the Company to incorporate seamless in-stream advertising into streaming content.

The software will be easily installed and can be used by non-technical computer users. It will run on a broad range of operating systems and hardware platforms, enabling the Company to reach a broad audience to deliver content in heterogeneous computing environments.

The Company has strategically chosen to offer its CDbeat Player free of charge to promote widespread adoption. With limited conditions, the software may also be distributed by third parties in combination with their own products.

                                WEB ADVERTISING

The Company's wide variety of content will offer the ability to sell advertising packages targeted to specific audiences and demographics. Additionally, unlike Web sites that offer only text-based banner advertisements, the Company can offer multimedia packages incorporating custom audio and video applications such as gateway ads with guaranteed click-thrus, channel and event sponsorships and multimedia and traditional banner ads.

Gateway Ads with Guaranteed Click-Thrus. The Company intends to provide advertisers the opportunity to incorporate gateway ads into their Internet advertising packages. Gateway ads are audio or video clips that are inserted at the lead of selected programming, lasting from 15 to 30 seconds, that play prior to the audio or video content that has been selected by the user. A guaranteed click-thru is a pop-down browser window that automatically launches at the beginning of the gateway ad displaying an advertiser's Web site or other targeted information. Gateway ads will also be available without guaranteed click-thrus. The Company will sell these advertisements at a higher cost than traditional banner ads because of their unique nature.

Channel and Event Sponsorships. The Company intends to offer advertisers the ability to sponsor one or more of its programming channels or events, enabling advertisers to brand entire sections of the Company's Web sites. A channel or event sponsorship can involve the rotating and permanent placement of buttons, logos and Web site links, integrated gateway ads, multimedia banner ads and mention on the CDbeat.com home page, channel home page and email newsletter. The Company will typically sell these packages on a channel-by-channel or event-by-event basis.

Multimedia and Traditional Banner Ads. The Company intends to offer advertisers the ability to integrate audio and video into their text and graphics banner ads. The multimedia portion of the banner plays when the user clicks on the banner. Because audio and video can increase the impact of a banner ad, these packages are sold at a higher cost than traditional banner ads.

                            MARKETING AND PROMOTION

The Company's marketing and promotion strategy is designed to broaden awareness of the CDbeat brand, increase customer traffic to the Company's Web site and encourage new and repeat purchases. The Company utilizes multiple channels to market and promote its brand, including online and traditional advertising, strategic alliances and direct marketing. The Company believes that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and lowers average customer acquisition cost.

Online and Traditional Advertising. The Company will promote its brand through an aggressive marketing campaign using a combination of online and traditional advertising. The Company intends to advertise on the sites of major Internet content and service providers. As part of these arrangements, the Company may purchase banner advertisements, often in conjunction with specified search keywords or on contextually appropriate pages that allow consumers to immediately click through to the CDbeat site. The significant flexibility of online advertising allows the Company to quickly adjust its advertising plans in response to seasonal and promotional activities.

The Company believes that traditional advertising is a key ingredient in building brand recognition and promoting the benefits of online retail shopping. Traditional advertising can be an effective means of promoting widespread brand awareness and attracting traditional retail consumers to the Company's Web site, including consumers with little or no history of online purchases. The Company's traditional advertising effort includes radio, advertising and print advertising in music-related publications. The Company will conduct an active public relations campaign and will regularly participate in trade shows and conferences relating to music.

Strategic Alliances. The Company believes that the Web sites of major Internet service and content providers can be a source of a significant number of new customers. These sites have a high volume of user traffic, and the Company believes that the utilization of carefully targeted links and other advertising on the sites can be very effective in attracting potential customers.

Publicity. The Company expects to generate significant publicity using its existing relationships with the editors and reporters in magazines, newspapers, radio and television. These opportunities represent low-cost methods of reaching large audiences.

Direct Marketing. The Company will use direct marketing techniques to target new and existing customers with communications and promotions. The Company will send a personalized e-mail newsletter to its customers that include purchase recommendations based on demonstrated customer preferences and prior purchases. The newsletter will also include more general information concerning new releases  and  Company  promotions.  The  Internet  allows  rapid and  effective experimentation and analysis, instant user feedback and efficient personalization of the store for each customer, all of which the Company seeks to incorporate in its marketing and merchandising activities.

                               CUSTOMER SERVICE

The Company believes that a high level of customer service and support is critical to retaining and expanding its user base. Customer service representatives will be available from 7:30 AM to 10:00 PM Eastern Standard Time on weekdays and 10:00 AM to 6:00 PM Eastern Standard Time on weekends to provide assistance via e-mail, phone or fax. Inquiries are generally answered within 24 hours. The Company will hire customer service representatives when it is closer to commercial launch. These customer service representatives will handle questions about orders, assist customers in finding CDs and other music-related products, and register customer's credit card information over the telephone. The customer service representatives will be a valuable source of feedback regarding user satisfaction.

                         DISTRIBUTION AND FULFILLMENT

The Company does not carry any inventory and relies exclusively on third party vendors for distribution and fulfillment. The Company believes that this distribution strategy allows it to offer extensive selection while avoiding the high fixed costs and capital requirements associated with owning and warehousing product inventory and the significant operational effort associated with same-day shipment.

The Company anticipates it will select a distributor to ship CDs, cassettes and vinyl records. SMD will transmit data to its distributor through a secure network to ensure customer security and data integrity. The distributor will pick, pack and ship customer orders and charge the Company for merchandise, shipping and handling. In most cases, products are shipped within a day after an order is placed with the Company. Customer billing will be performed by the Company through a third-party credit card processor.

                                PRIVACY POLICY

The Company believes that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. The Company will adopt a detailed privacy policy that outlines how it uses information concerning its users andthe extentto access to this information. Users must acknowledge and agree to this policy when registering for the CDbeat.com service. The Company does not sell or rent any personally identifiable information about its users to any third party. The Company also uses information about its users for internal purposes only in order to improve marketing and promotional efforts, to analyze site usage statistically, and to improve content, product offerings and site layout.

                                  TECHNOLOGY

The Company is developing technologies and implementing systems to support distributed, reliable and scalable online retailing in a secure and easy-to-use format. Using a combination of proprietary solutions and commercially available, licensed technologies, the Company is deploying systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange.

Multimedia and User Database. The Company is developing a database management system to index, retrieve and manipulate product information, content, product catalog, orders and transactions, and customer information. This system will allow for rapid searching, sorting, viewing and distribution of a large volume of content including audio samples, music reviews, track lists, cover art and photos. The Company intends to use Oracle as the technology for database management. The Company expects to deploy a data warehouse that will enable it to access detailed transaction and customer interaction data and perform sophisticated market analysis and predictive modeling.

Store Architecture. The Company's hardware and software systems will be based upon a distributed transaction-processing model that allows applications to be distributed among multiple parallel servers. Many of the software components, and the pages of the Web site, will be developed using a proprietary technology that extends HTML with product, transaction, retail, and advanced programming constructs. This technology results in the separation of the page look and feel from the individual data elements and their associated database lookups thus reducing software updates for Web site changes and minimizing the engineering required to maintain a growing amount of items and content. The Company's technology will enable Web sites with different formats to integrate CDbeat.com store elements.

Interfaces. The Company will develop or license technologies and tools for managing interfaces with Internet service and content providers. A linking interface will be made available to businesses with which the Company will develop strategic alliances. These allow the linking of external Web sites, banners, and promotions to items and functions contained in the CDbeat.com store. Proprietary or licensed tools will be used by the Company's Customer Relations department to manage strategic alliances in an efficient and scalable manner. Similar systems and tools will be licensed or developed by the Company for its Customer Service department. The ability to manage customer accounts and orders will enable The Company's Customer Service department to scale effectively and communicate efficiently, thereby responding to most inquiries within 24 hours. These systems will automate many routine communications and allow customers to better manage their accounts and orders.

Fault Tolerance and Scalability. The Company's hardware servers, storage systems, Internet connections and networks will allow its online systems to operate continuously and enable it to maintain a 24-hour-a-day, seven-day-a-week retail store. The Company intends to runs its Oracle databases and Web Servers on a series of Sun Enterprise servers with fault tolerant characteristics including "hot-swappable" components. The Company will maintain dedicated T-1 connections to the Internet provided by multiple Internet service providers. This technology, combined with the architecture of the systems, will allow the Company to scale by adding new components or servers while maintaining performance and cost effectiveness. Both proprietary and commercially available tools are used to monitor and manage these systems with minimal operator participation.

Security. The Company will employ firewalls integrated into the architecture of its system to keep its Internet connections secure. The Company intends to use the Netscape SSL Commerce Server for secure electronic transactions over the Internet and will use proprietary EDI interfaces and private networks to ensure the security of customer order information and credit card transactions shared with its vendors and credit card processor.

Advanced    Technologies.    The   Company   continually   evaluates   emerging
technologies   and  new   developments  in  many  areas  including   electronic
commerce, database management, and networking.

                                  COMPETITION

The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. In addition, the broader retail music industry is intensely competitive. The Company will compete with a variety of companies, including (i) online vendors of music, music videos and other related products,
(ii) online vendors of movies, books and other related products, (iii) online service providers which offer music products directly or in cooperation with other retailers, (iv) traditional retailers of music products, including specialty music retailers, (v) other retailers that offer music products, including mass merchandisers, superstores and consumer electronic stores; and
(vi) non-store retailers such as music clubs. Many of these traditional retailers also support dedicated Web sites that compete directly with the Company. The Company believes that the principal competitive factors in its online market are brand recognition, selection, variety of value-added services, ease of use, site content, quality of service, technical expertise and price.

Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. The Company is aware that certain of its competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of the Company. For example, applications that select specific titles from a variety of Web sites based on factors such as price may channel customers to online retailers that compete with the Company. In addition, many companies that allow access to transactions through network access or Web browsers promote the Company's competitors and could charge the Company a substantial fee for inclusion.

                             INTELLECTUAL PROPERTY

The Company regards its trade secrets and similar intellectual property as valuable to its business, and will rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, partners and others to protect its proprietary rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation or infringement of its intellectual property. The Company expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company.

                                   EMPLOYEES

As of January 7, 1998, the Company had 5 full-time employees and 16 independent contractors and other temporary employees in its programming, operations and administrative functions. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good.
Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors--Risk of Inability to Manage Potential Growth" and "--Dependence on Key Personnel; Need for Additional Personnel."

                                  FACILITIES

The Company's executive offices are located in, and substantially all of its operating activities are conducted from 400 square feet of office space located in Stamford, Connecticut provided by the President of the Company at no charge. The Company also has a branch office in: Tampa, Florida provided by the Company's attorney at no charge; Albiline, Texas provided by the Company's Vice President of Technology at no charge; and in Woodland Hills, CA provided by the Company's Vice President of Public Relations at no charge. The Company believes that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed. The Company does not own any real estate.

                               LEGAL PROCEEDINGS

The Company is not involved in any legal proceedings.

                                  MANAGEMENT

The following sets forth certain information regarding the executive officers and directors of the Company:

Name            Age       Position

Joel Arberman        26        President, CEO, and Director
Bryan Eggers         49        Vice President of Public Relations
Larry Payne          50        Vice President of Technology
Avi Kerbs            52        Director

      Mr. Arberman has mergers/acquisitions.served as President, Chief Executive Officer and a member of the Company's Board of Directors since May 1998. From January 1997 until May 1998, Mr. Arberman served as an independent corporate finance and business development consultant. From August 1995 until January 1998, Mr. Arberman served joinedas an Internet Analyst of Yorkton Securities, Inc., an investment banking firm. From November 1994 until August 1998, Mr. Arberman served as an Equity Analyst at SunAmerica Asset Management Company, an asset management company. From July 1993 until November 1994, Mr. Arberman served as a Junior Analyst at First Investors Management Corporation, an asset management Company.
 Mr. ArbermanSwitzerland holds a B.S. degree in Business Administration with a concentration in finance and marketing and a minor in economics from the State University of New York, at Albany.

been Mr.Eggers has served as Vice President of Public Relations since December 1998. From August 1998 until December 1998, Mr. Eggers served as an independent public relations consultant. From May 1996 until August 1998, Mr. Eggers served as the Marketing Communications Manager of Luckman Interactive, an Internet software development company. From April 1994 until May 1996, Mr. Eggers served as a Public Relations Specialist for the Dataproducts Division of Hitachi, a computer printer manufacturer. From May 1993 until April 1994, Mr. Eggers served as a consultant for public relations and marketing for Now-Online, Inc., an Internet service provider.

Mr. Payne has served as Vice President of Technology since December 1998. From January 1995 until November 1998, Mr. Payne served as a software and hardware engineer for MediaGarden Inc., a developer of tools and products for educational markets. From December 1993 until December 1994, Mr. Payne served as a issoftware development consultant. From September 1993 until November 1993, Mr. Payne served as a software engineer for Now On-Line, Inc., an Internet service provider. From December 1992 until August 1993, Mr. Payne served as a software development consultant. During his career, Mr. Payne helped has developed numerous software applications including text editors, setup and installation utilities, CD-ROM driver and management utilities, CD music players, communications programs, compilers, data compression utilities, and games.

Mr. Kerbs has served as a Director since December 1998. For the past few years, Mr. Kerbs has served as the President and Chief Executive Officer of Teuza
Management and Development based in Haifa Israel. Teuza is a venture capital fund invested in the communications, semiconductor equipment and software, healthcare and biotechnology fields. Mr. Kerbs provides the overall direction of PhD's, Engineers, CPA's and Legal consultants, engaged in the identification of high technology investment opportunities and in the completion of due diligence studies to venture capital investments on the part of the Teuza Fund. He serves as a Director of many development stage companies and is the Chairman of the Board of NESS and Rotlex. Mr. Kerbs has more than 20 years of experience in high technology systems and a long record of pioneering management activities in Israel, Europe and the United States. He holds a Bachelor of Science Degree in Industrial Engineering and Management from the Technion and a Master of Science Degree in Management from the Technion.

All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors. An external Board of Directors, consisting of qualified business and industry professionals and experts, assists the management team in making appropriate decisions and taking the most effective action; however, they will not be responsible for management decisions.

                             DIRECTOR COMPENSATION

The Company will reimburse its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors. The Company currently does not intend to pay cash fees to directors for attendance at meetings. Directors who are not currently receiving compensation as officers or employees of the Company will be eligible to receive options under the 1998 Equity Compensation Plan.

                            EXECUTIVE COMPENSATION

None of the executive officers earned total salary and bonus in excess of $100,000. The Company has entered into two-year employment agreements with Joel Arberman, Bryan Eggers and Larry Payne (collectively the "Agreements"). The Agreements contain the following terms. Mr. Arberman and Mr. Eggers will be compensated for their services at the rate of $70,000 per year and Mr. Payne will be compensated for his services at the rate of $75,000 per year, (collectively the "Base Salary"). The Compensation Committee shall increase the Base Salary, as it deems appropriate.

The Agreements provide that if Messrs. Arberman, Eggers and Payne are terminated by the Company without Just Cause (as defined in the Agreements), each will be entitled to receive the lesser of (i) his Base Salary for one year from the termination plus the value of any benefits, or (ii) the aggregate amount of Base Salary plus the value of any benefits during the balance of the Agreements.

The Agreements also provide that Messrs. Arberman, Eggers and Payne will not, during the term of the Agreements or thereafter, disclose any confidential information of the Company without prior approval of the Company. The Agreements also provide that Messrs. Arberman, Eggers and Payne will not, during the term of the Agreements and for a period of one year thereafter, participate in any business that competes with the Company or solicit any of the Company's employees or customers or otherwise interfere with the relations of the Company.

                          CERTAIN CHARTER PROVISIONS

The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Company's Certificate of Incorporation also contains provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

                             CERTAIN TRANSACTIONS

On October 15, 1998, Mr. Eggers and Mr. Payne sold to the Company all right, title and interest to all intellectual property which they owned relating to certain software, technology and ideas relating to Internet-based and computer-based music. In exchange for such sale, the Company issued Mr.
Eggers and Mr. Payne 50,000 Preferred Shares, Class C.

The Sale of Intellectual Property Agreement executed by Mr. Eggers and Mr. Payne to the Company defines "intellectual property" to include (i) all patents, patent applications, patent disclosures and related documents, (ii) all trademarks, service marks, trade dress logos and trade names, (iii) all copyrights and registrations and applications for registration thereof, (iv) all mask works and registrations and applications for registrations, (v) all computer software, data and documentation, (vi) all trade secrets and confidential business information, know how, and related business information,
(vii) all proprietary rights relating to any of the foregoing items and (viii) all copies and tangible embodiments of any of the foregoing. In addition, Mr. Eggers and Mr. Payne entered into Employment Agreements with the Company.



                            PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares offered hereby by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                    BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                    PRIOR TO OFFERING       AFTER OFFERING
                                    --------------------------------------------
NAME OF BENEFICIAL                  SHARES    PERCENT         SHARES     PERCENT
OWNER
--------------------------------------------------------------------------------
EXECUTIVE OFFICERS
AND DIRECTORS

Joel Arberman(1)..................  2,900,000  66.79%        2,900,000    _____%
Bryan Eggers(2)................       500,000  11.52           500,000    _____
Larry Payne(2)................        500,000  11.52           500,000    _____
All executive officers and
directors as a group (3 persons)    3,900,000  89.83         3,900,000    _____


(1)Mr. Arberman has placed 1,000,000 Common Shares of the 3,900,000 Common Shares he currently owns in escrow with the Company. The escrow agreement provides that ten Common Shares held by Mr. Arberman shall be cancelled upon conversion of each of the currently issued and outstanding 100,000 Preferred Shares, Class C. The table above assumes that all 1,000,000 Common Shares will be cancelled pursuant to the terms and conditions of the escrow agreement.

(2)Mr. Eggers and Mr. Payne have each been issued 50,000 shares of Preferred Stock, Class C. After attaining certain milestones, each Preferred Share, Class C can be converted into ten shares of Common Stock of the Company. In addition, Mr. Eggers and Mr. Payne have voluntarily placed all of their Preferred Stock, Class C into a Voting Trust agreement that is administered by Mr. Arberman. The Voting Trust agreement provides that Preferred Stock, Class C shares held by Mr. Eggers and Mr. Payne shall be released from the Voting Trust based upon certain additional corporate milestones and over a period of three years. The table above assumes that all of the Preferred Shares, Class C will be converted into Common Shares. It is possible that some or all of the Preferred Shares, Class C will not be converted into Common Shares.

(3)The escrow agreement with Mr. Arberman provides a complete and direct offset to any subsequent conversion of Class C Preferred Shares into Common Shares that are currently held by Mr. Eggers and Mr. Payne. Therefore, the 3,900,000 shares owned by the current group of Officers and Directors will remain unchanged regardless of whether or not the Class C Preferred Shares owned by Mr. Eggers or Mr. Payne are converted into equity.


                         DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value (the "Common Stock"), and 10,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock"). Immediately after the sale of the 4,000,000 shares of Common Stock offered hereby, there will be 7,917,847 shares of Common Stock outstanding assuming the conversion of all Preferred Stock outstanding. The following summary is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast and, except as otherwise required by law, all other matters are determined by a majority of the votes cast. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, subject to any preferential liquidation rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. The holders of Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. The rights and preferences of holders of Common Stock will be subject to the rights of any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

The Board of Directors is authorized, subject to any limitation prescribed by law, without further stockholder approval, to issue from time to time up to 10,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred

Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

Preferred Stock Class A

There are 27.847 shares of Class A Preferred Stock authorized, all of which were issued and outstanding before this offering. Outstanding shares of Preferred Stock Class C may be converted into shares of Common Stock at a conversion rate of one thousand shares of Common Stock for each share of Preferred Stock Class
C. The Preferred Stock Class C may be converted by the holders only upon certain conditions related to (i) a public listing of the Company and (ii) the Company receiving at least $1,000,000 of net investment capital.

The conversion rate described above is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of Preferred Stock Class C are not entitled to any voting rights (except as may be required by law), preferential dividend rights or redemption rights.

Preferred Stock Class C

      There are 100,000 shares of Preferred Stock Class C authorized, all of which were issued and outstanding before this offering. Outstanding shares of Preferred Stock Class C may be converted into shares of Common Stock at a conversion rate of ten shares of Common Stock for each share of Preferred Stock Class C. The Preferred Stock Class C may be converted by the holders only upon certain conditions related to (i) a public listing of the Company and (ii) the Company receiving at least $1,000,000 of net investment capital.

The conversion rate described above is subject to proportional adjustment in the event of a stock split, stock dividend or similar recapitalization event effecting such shares. Holders of Preferred Stock Class C are not entitled to any voting rights (except as may be required by law), preferential dividend rights or redemption rights.

                             STOCK INCENTIVE PLAN

The Company's 1998 Stock Incentive Plan (the "Stock Incentive Plan") was originally adopted by the Board of Directors and approved by stockholders of the Company on October 15, 1998. The Stock Incentive Plan provides for the grant of stock options for up to a total of 10% of the shares of Common Stock to employees, officers and directors of, and consultants or advisors to, the Company.

Each of such incentive stock option agreements will provide that the options become exercisable if the Company achieves its Target Stock Price (determined as hereinafter provided) during the three-year period commencing on the date of the grant of the option ("Grant Date"). The Company is deemed to have achieved its Target Stock Price if, at any time during the three-year period commencing on the Grant Date, (i) it shall have sold shares of its Common Stock at a price 50% higher than the Offering price (subject to adjustment for stock splits, stock dividends, combination or other similar recapitalization events) or more per share, to a person or entity which is unaffiliated with the Company or any of its stockholders, officers or directors, in a private placement or public offering, or (ii) the Board of Directors of the Company determines, in good faith, that the fair market value of a share of Common Stock of the Company is equal to 50% above the Offering price (subject to adjustment for stock splits, stock dividends, combination or other similar recapitalization events) or more.

              DELAWARE LAW WITH RESPECT TO BUSINESS COMBINATIONS

Following the consummation of this offering, the Company will be subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.


                         TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar with respect to the Common Stock is Florida Atlantic Stock Transfer, Inc., Tamarac, Florida.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this Offering, the Company will have 7,917,847 shares of Common Stock issued and outstanding assuming all the shares offered herein are sold. Stock offered hereby will be freely tradeable without restriction or requirement for further registration under the Securities Act. Any sale by an affiliate would be subject to certain volume limitations and other restrictions. The remaining 4,396,847 outstanding shares are "restricted" shares within the meaning of Rule 144 (the "Restricted Shares"). The Restricted Shares outstanding were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may be sold only if they are registered under the Securities Act or unless an exemption from registration is available. Of the restricted shares, 479,000 will be registered in this offering. See "Selling Securityholders." The Company believes it will establish a trading market for its Common Stock at some time in the future.

The shares of Common Stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or marker maker transactions, an amount equal to the greater of (a) one percent (1%) of the Company's' issued and outstanding Common stock or (b) the average weekly trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an "affiliate" of the Company and who has satisfied a two (2) year holding period. Additionally, shares underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, Offering Circular or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

There has been no public market for the Common Stock of the Company. Although the Company believes a public market will be established at some future time, there can be no assurance that a public market for the Common Stock will develop. If a public market for the Common Stock does develop at a future time, sales of shares by shareholders of substantial amounts of Common Stock of the Company in the public market could adversely affect the prevailing market price and could impair the Company's future ability to raise capital through the sale of its equity securities.


                            SELLING SECURITYHOLDERS

    Concurrently with this offering, 479,000 shares of the Company's Common Stock shall be registered under the Securities Act. The Company will not receive any of the proceeds from the sale of the Selling Securityholders' shares of Common Stock

                                             SHARES BENEFICIALLY      SHARES     SHARES TO BE   SHARES BENEFICIALLY OWNED
                                                                       TO BE      SOLD IN THE
                                           OWNED PRIOR TO OFFERING  REGISTERED   OFFERING (1)       AFTER THE OFFERING
                                           -----------------------  -----------  -------------  --------------------------
BENEFICIAL OWNER                            NUMBER      PERCENT       NUMBER        NUMBER         NUMBER        PERCENT
- ---------------------------------------  ---------  ------------  -----------  -------------  -------------  -----------

Elsa and Ernest Granz                         200        *             200
198 Old Country Road
Deer Park, NY 11729

Edward Gibbons                                400        *             400
25 Goldsmith Avenue
Greenlawn NY 11740

Cadnetics Inc.                            151,200      3.44%       151,200
805 Robert, Brossard
Quebec J4X 1C8

Cliff Berger                               20,000        *          20,000
350 East 79th Street
Apt 42A
NY, NY 10021

Timothy D. Frawley and
Mary F. Frawley                             1,000        *           1,000
219 Duckpond Dr. South,
Wantagh, NY 11793

Holli Blechner                              4,500        *           1,000
21 Blackheat Road
Lido Beach, NY 11561

Frank Falco and
Geralyn Falco                               2,000        *           2,000
45-43 Springfield Blvd.
Bayside, NY 11361

David Rousso                                6,000        *           6,000
1512 Washington Blvd.
Jersey City, NJ 07310

Thomas A. Caton                               800        *             800
111 Third Avenue, #5J
NY, NY 10003

Dominick Caccippio                            200        *             200
5 Susan Court
Syosset, NY 11791

Marsha Korinko and
Michael Korinki                               400        *             400
425 Madison Ave. Apt. 91
New Milford, NJ 07646

Frederick Wagner                              400        *             400
17-07 Hunter Place
Fair Lawn, NJ 07410

Barbara Wagner                                400        *             400
17-07 Hunter Place
Fair Lawn, NJ 07410

Bonnie Wagner                                 800        *             800
17-07 Hunter Place
Fair Lawn, NJ 07410

JAM Capital Corp.                           5,000        *           5,000
6 Chestnut Hill
Roslyn, NY 11576

Herbert Appel and
June Appel                                  1,000        *           1,000
48 Twin Elms Lane
New City, NY 10956

Mark A. Freeman                           110,000      2.51%       110,000
35 Robin Lane
Plainview NY 11803

Marlene Cernese                               200        *             200
69-10 Yellowstone Blvd.
Forrest Hills, NY 11375

Benjamin Cernese and
Sharon Cernese                              1,000        *           1,000
1962 Melthew Court
Merrick, NY. 11566-4620

Kanagasabai Sri
Jayaramachandra                               500        *             500
#1517 -565 Sherbourne St.
Toronto, Ontario M4X1W7

Noel Stanley Fernando                         500        *             500
No. 9 Crescent Place #2515
Toronto, Ontario, M4CSL8

Ashley Roger Canagasabey                      500        *             500
1050 Markham Rd, Apt 318
Scarborough, Ontario M1H 2Y7

Anil Goel                                     500        *             500
75-114 Broadway Ave.
Toronto, Ontario M4P1V1

Brad Jones                                    500        *             500
80 Kilworth Park Drive, RR#3
Komoka, Ontario, N0L10

Shanti McLelland                              500        *             500
26 Parker Crescent, Ajax
Ontario L1S3R5

Roger McLelland                               500        *             500
P.O. Box 235,
Ajax, Ontario, L1S3C3

Mark DeFelice                                 500        *             500
102 W 75th Street, Apt 22
NY NY 10023

Brian Kelley                                  500        *             500
42 Old Washington Road
Ridgefield, CT 06877

Robert Enslein Jr.                          1,000        *           1,000
2130East 73rd PHA
NY, NY 10021

Richard Solomon                               500        *             500
200 Rector Place, 4P
 New York, NY, 10280

Layla Khoury                                  500        *             500
64-35 Yellowstone Blvd #12
 Forest Hills, NY 11375

Graciela Heintz                               500        *             500
8604 Hempstead Ave
 Bethesda MD

Steven Hendler                                500        *             500
P.O. box 31
Jericho, NY 11753

Elie Khouri                                   500        *             500
178 High Pond Dr.
Jericho NY 11753

James Dy                                      500        *             500
6909 Liverty Ave
North Bergen, NJ 07047

Hermogenes Brillantes                         500        *             500
31 Lake St, N.
Haledon, NJ 07508

Lawrence Frankel                              500        *             500
1030 E. Lancaster Ave., Apt 426
Rosemont PA 19010

Lauren Cooler                                 500        *             500
1030 E. Lancaster Ave., Apt 426
Rosemont PA 19010

Jeremy and Karen Blumenfeld                   500        *             500
5309 Kingsway W.
Cincinnati OH 45215

Isabel Arberman                             1,000        *           1,000
64-11 99th street
 Rego Park, NY 11374

Bella and Mauricio Nemes                    1,000        *           1,000
518 McLean Avenue
Yonkers NY 10705

Joshua and Renee Bialek                     1,000        *           1,000
11120 SW 196th Street, #Apt 311
Miami, FL 33157

Alfred and Rachelle Arberman              150,000      3.41%       150,000
18555 NE 14th Ave Suite 611F
North Miami Beach, Fl

  Maxkal Corporation                       10,000         *         10,000
  POVA Intl #46
  P.O. Box 52-1368
  Miami, Florida 33158

                                          ---------    --       -----------  -------------  -------------        ---
TOTALS..................................  479,000    10.67%        479,000       0             0                  0%
                                           ---------   --       -----------  -------------  -------------        ---
                                           ---------   --       -----------  -------------  -------------        ---

-------------------------
 *  Less than 1%


THE OFFERING

    The Company is offering 4,000,000 shares of Common Stock at a price of * per share. The Shares are offered by the Company on a "best efforts" no minimum, 4,000,000 Share maximum basis. The Company intends to offer the Shares through its officers and directors without the use of a profession underwriter. No commissions will be paid for sales effected by officers and director.

    Prior to this  offering,  there has been no public  market  for the  Shares.
 Consequently, the initial public offering price for the Shares has been determined solely by the Company. Among the factors considered in determining the public offering price were the history of, and the prospects for, the Company's business, an assessment of the Company's management, its past and present operations, the prospects for earnings of the Company, the present state of the Company's development, the general condition of the securities market at the time of the offering and the market prices of similar securities of comparable companies at the time of the offering. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares will develop after the close of the offering, or if a public market in fact develops, that such public market will be sustained, or that the Shares can be resold at any time at the offering or any other price. See "Risk Factors."

INDEMNIFICATION

As permitted by the Delaware General Corporation Law, the Company intends to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of the Company provide that the Company is required to indemnify its officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The bylaws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers, or employees (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

    Insofar as indemnification for liabilities arising under the securities act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of his counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the
 Commission: 7 World Trade Center, 14th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web Site (http://www. sec. gov.) that contains reports, proxy statements and other information filed by the Company.

LEGAL PROCEEDINGS

    The Company is not a party to, nor is it aware of, any threatened litigation of a material nature.


                                 LEGAL MATTERS

 The validity of the Common Stock offered hereby will be passed upon for the Company by Williams Law Group, P.A., Tampa, Florida.

                                    EXPERTS

      To be added.



                     RISKS ASSOCIATED WITH THE YEAR 2000.

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the year 2000.

The Company intends to conduct an analysis in 1999 to determine the extent to which its major suppliers' systems (insofar as they relate to the Company's business) are subject to the Year 2000 issue. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which it would be vulnerable to the suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 to convert its systems on a timely basis or a conversion that is incompatible with the Company's systems could have a material adverse effect on the Company. In addition, most of the purchases from the Company's store are made with credit cards via the Internet, and the Company's operations may be materially adversely affected to the extent its customers are unable to use their credit cards or access the Internet due to the Year 2000 issues that are not rectified by their credit card vendors or by those organizations responsible for maintaining and providing access to the Internet.


                             FINANCIAL STATEMENTS

      To be filed by amendment.



 Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 22. Indemnification of Directors and Officers.

 Section 145 of the General Corporate Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgements, fines, amounts paid in settlement reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith.

 Item 23. Other Expenses of Issuance and Distribution. *revise
 SEC Registration Fee                                        $2,780
 Blue Sky Fees and Expenses                                  10,000
 Legal Fees and Expenses                                      5,000
 Printing and Engraving Expenses                             20,000
 Accountants' Fees and Expenses                               2,000
 Miscellaneous                                                5,000
                                                              -----
   Total                                                    $44,780

 The foregoing expenses, except for the SEC fees, are estimated.

 Item 24. Recent Sales of Unregistered Securities.

   The following sets forth information relating to all previous sales of Common Stock by the Registrant which sales were not registered under the Securities Act of 1933.

On May 8, 1998, the Company issued 3,900,000 shares of Common Stock to Joel Arberman, President and CEO of the Registrant for no consideration. The foregoing purchase and sale were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

On May 10, 1998, the Company issued 125,000 shares of Common Stock to Alfred and Rachelle Arberman, for an aggregate consideration of $25,000. No sales commissions were paid in connection with such offerings. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

Pursuant to a private placement of securities effected between August 1998 and September 1998, the Company sold 39,000 Common Shares to 25 investors, each of whom subscribed to purchase such Shares, at a price of $1.00 per Share, for aggregate consideration of $39,000. No sales commissions were paid in connection with such offerings. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

Pursuant to a private placement of securities effected between October 1998 and December 1998, the Company sold 153,800 Common Shares to 19 investors, each of whom subscribed to purchase such Shares, at a price of $2.50 per Share, for aggregate consideration of $384,500. No sales commissions were paid in connection with such offerings. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

On October 15, 1998, the registrant issued 100,000 shares of Series C Preferred Stock, which are convertible into 1,000,000 shares of Common Stock, to Bryan Eggers and Larry Payne the Vice President of Public Relations and Vice President of Technology of the registrant, for a consideration of approximately $.001 per share of Series C Preferred Stock, or an aggregate of $1,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4 (2) thereof on the basis that the transactions did not involve a public offering.

On December 31, 1998, the Company issued to Cadnetics Inc., a software development firm for the Registrant, 96,000 shares of Common Stock for consideration of $240,000 of services, plus 100 shares of Series B Preferred Stock for consideration of $138,000 of services. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

On December 31, 1998, the registrant issued 27.847 shares of Series A Preferred Stock, which are convertible into 27,847 shares of Common Stock, to consultants, for consideration of approximately $1.00 per share of Series A Preferred Stock, or an aggregate of $27.85. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4 (2) thereof on the basis that the transactions did not involve a public offering.

On December 31, 1998, the Company issued a warrant to consultants to the Company, for a total of 17,847 shares of Common Stock. The warrants granted are exercisable at a price of $2.50 per share.

On January 11, 1999, the Company issued to Cadnetics Inc., a software development firm for the Registrant, 55,200 shares of Common Stock for the conversion of 100 shares of Series B Preferred Stock..

On January 11, 1999, the Company issued to Mark Freeman, a consultant for the Registrant, 10,000 shares of Common Stock for the conversion of 10 shares of Series A Preferred Stock..


 Item 25. Exhibits.

 The following exhibits are filed with this Registration Statement:
 Number       Exhibit Name

3.1   Articles of Incorporation
3.2   By-Laws
4.1   *Common Stock.
4.2   Rights and Preferences of Preferred Stock
4.3   *Form of Convertible Note
5     Opinion Regarding Legality
10.1 Form of Employment Agreement with Joel Arberman, Bryan Eggers and Larry Payne.
10.2  Software Acquisition Agreement
10.3  Stock Option Plan
 24.1*Consent of Counsel
 24.2*Consent of Expert

* To be filed by amendment

 All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

 Information pertaining to the Common Stock of the Company is contained in the Articles of Incorporation and By-Laws of the Company.

 Item 26. Undertakings.

 The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

 (i) To include any prospectus required by section I 0(a)(3) of the Securities Act of 193 3; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

   Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to its Certificate of Incorporation or provisions of Florida law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933,the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Stamford, State of Connecticut, on January 11, 1999.

 SMD Group, Inc.

                /s/ Joel Arberman,
                    President, Treasurer, and Director

                /s/  Avi Kerbs,
                     Director







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